EXHIBIT 23.2

[TRAVIS WOLFF, LLP LETTERHEAD]

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference herein of our report dated August 4, 2011, with respect to our audit of the balance sheets of Isla International, Ltd., as of December 31, 2010 and 2009, and the related statements of operations, changes in partners’ capital and cash flows for the years then ended, which report appears in Form 8-K of Radiant Logistics, Inc., filed on December 7, 2011, and to the reference to our firm under the heading “Experts” in the Form S-3/A Registration Statement.

/S/ TRAVIS WOLFF, LLP

Certified Public Accountants

San Antonio, Texas

April 30, 2012